EXHIBIT 99.1

Exponent Reports First Quarter 2026 Financial Results

MENLO PARK, Calif., April 30, 2026 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the first quarter of fiscal year 2026 ended April 3, 2026.

“Exponent delivered double-digit growth in revenues and earnings during the first quarter, reflecting the strength of our multidisciplinary portfolio and increased demand for our specialized expertise across industries,” stated Dr. Catherine Corrigan, President and Chief Executive Officer. “Growth was driven by proactive engagements, including user research studies for consumer electronics clients integrating AI into their devices, as well as risk management work for utility clients evaluating asset performance under extreme weather conditions. Reactive engagements also contributed to our growth, with increased dispute-related and failure analysis demand across construction projects, energy facilities, and medical devices.

“The integration of AI and other advanced technologies into physical products and performance-critical systems, combined with rising expectations for safety and reliability, is driving increased reliance on Exponent’s specialized expertise. At the same time, trends in energy demand, infrastructure risk, and innovation continue to support demand for our deep technical capabilities, reinforcing our essential role in helping clients navigate complex, high-stakes decisions,” Dr. Corrigan continued.

First Quarter Financial Results

Total revenues and revenues before reimbursements for the first quarter of 2026 increased 14% to $166.3 million and 10% to $151.8 million, respectively, as compared to $145.5 million and $137.4 million in the first quarter of 2025.

Net income increased to $29.6 million, or $0.59 per diluted share, in the first quarter of 2026, as compared to $26.7 million, or $0.52 per diluted share, in the same period of 2025. During the quarter, Exponent realized a negative tax impact associated with share-based awards of $0.9 million as compared to $0.5 million in the first quarter of 2025. Inclusive of the negative tax impact, Exponent's consolidated tax rate was 30.2% in the first quarter, as compared to 29.4% for the same period in 2025.

EBITDA1 increased to $43.1 million, or 28.4% of net revenues, in the first quarter of 2026, as compared to $37.5 million, or 27.3% of net revenues in the first quarter of 2025.

During the first quarter of 2026, Exponent paid $16.6 million in dividends, repurchased $78.8 million of common stock, and closed the period with $118.6 million in cash and cash equivalents.

In a separate press release today, Exponent announced its quarterly cash dividend of $0.31 to be paid on June 18, 2026, and reiterated its intent to continue to pay quarterly dividends. Additionally, Exponent’s Board of Directors approved an increase in the current stock repurchase program of $50 million. This is in addition to the $17.7 million available for repurchases as of April 3, 2026.

Business Overview

Exponent’s engineering and other scientific segment represented 85% of the Company’s revenues before reimbursements in the first quarter of 2026. Revenues before reimbursements in this segment increased 12% in the first quarter, compared to the prior year period. Growth during the quarter was driven by user research studies in consumer electronics and risk management in the utilities sector, along with reactive engagements in the energy and life sciences sectors.

Exponent’s environmental and health segment represented 15% of the Company’s revenues before reimbursements in the first quarter. Revenues before reimbursements in this segment increased 2% in the first quarter, compared to the prior year period. Growth in this segment was primarily driven by Exponent’s regulatory consulting in the chemical industry.

Business Outlook

“Exponent delivered a strong first quarter, with 5% year-over-year headcount growth, 76% utilization, and strong rate realization driving growth,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer. “We are encouraged by the market opportunities and remain confident in the long-term growth trajectory of the business.”

For the second quarter of fiscal 2026 as compared to the same period one year prior, Exponent anticipates:

  Revenues before reimbursements to grow in the high-single digits; and,
  EBITDA1 to be 27.0% to 27.8% of revenues before reimbursements.

For the full fiscal year 2026 as compared to fiscal year 2025, Exponent is maintaining its guidance and anticipates:

  Revenues before reimbursements to grow in the high-single digits; and,
  EBITDA1 to be 27.6% to 28.1% of revenues before reimbursements.

“Exponent is well positioned to support the evolving needs of our clients as innovation accelerates and systems grow more complex, particularly as AI is increasingly embedded in the physical world,” Dr. Corrigan said. “These dynamics continue to drive demand for our differentiated multidisciplinary expertise, independent evaluation, and trusted insight.

“Our recent leadership evolution further strengthens our ability to capitalize on these opportunities,” Dr. Corrigan continued. John Pye brings visionary leadership and a proven track record of innovation, playing a key role in advancing our capabilities while remaining firmly grounded in the technical rigor and independence that define Exponent. Eric Anderson adds deep financial and operational expertise, along with a strong understanding of our business and strategy. Rich Schlenker will continue to serve as Executive Vice President and has been nominated for election to the Board of Directors. Supported by our exceptional talent and distinct position in the marketplace, Exponent is well positioned to build on our momentum and deliver long-term value for our clients and shareholders.”

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, April 30, 2026, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (844) 481-2781 or (412) 317-0672. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (855) 669-9658 or (412) 317-0088 and entering passcode 4146822#.

Use of non-GAAP Financial Measures 1

EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation, and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income, and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present, and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.

Exponent has provided its outlook regarding EBITDA as a percentage of revenues before reimbursements. The Company has not reconciled this non-GAAP financial measure to the corresponding GAAP financial measure because guidance for the various reconciling items is not provided and the Company is unable to estimate with reasonable certainty the effect of these items without unreasonable effort. For example, the Company is unable to estimate with reasonable certainty the impact of equity awards on Exponent’s taxes without unreasonable effort. These items are uncertain, depend on various factors, and may have a material effect on Exponent’s results computed in accordance with GAAP. A reconciliation between the historical GAAP and non-GAAP financial measures presented in this release is provided in the financial tables at the end of this release.

About Exponent

Exponent brings together 90+ technical disciplines and 950+ consultants to help our clients navigate the increasing complexity of more than a dozen industries, connecting decades of pioneering work in failure analysis to develop solutions for a safer, healthier, more sustainable world.

Exponent's consultants deliver the highest value by leveraging multidisciplinary expertise and resources from across Exponent's offices in North America, Asia, and Europe. Exponent's consultants, laboratories, databases, and computing resources work seamlessly together around the globe, enabling us to produce the breakthrough insights needed to help multinational companies, startups, law firms, insurance companies, governments, and society respond to incidents and push their products and processes forward.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. When used in this document and in the documents incorporated herein by reference, the words “intend,” “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in generally applicable and industry-specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Risk Factors” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended April 3, 2026 and April 4, 2025
(unaudited)
(in thousands, except per share data)

	Quarters Ended
	April 3,	April 4,
	2026	2025

Revenues
Revenues before reimbursements	$151,817	$137,437
Reimbursements	14,486	8,070

Revenues	166,303	145,507

Operating expenses
Compensation and related expenses	91,409	75,903
Other operating expenses	12,825	12,095
Reimbursable expenses	14,486	8,070
General and administrative expenses	6,204	5,007

Total operating expenses	124,924	101,075

Operating income	41,379	44,432

Other income
Interest income, net	1,718	2,714
Miscellaneous income (expense), net	(758)	(9,386)
	960	(6,672)

Income before income taxes	42,339	37,760

Income taxes	12,770	11,110

Net income	$29,569	$26,650

Net income per share:
Basic	$0.59	$0.52
Diluted	$0.59	$0.52

Shares used in per share computations:
Basic	49,790	51,283
Diluted	50,119	51,650

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
April 3, 2026 and January 2, 2026
(unaudited)
(in thousands)

	April 3,	January 2,
	2026	2026
Assets
Current assets:
Cash and cash equivalents	$118,553	$221,930
Accounts receivable, net	197,336	181,507
Prepaid expenses and other assets	24,999	24,143
Total current assets	340,888	427,580
Property, equipment and leasehold improvements, net	71,875	71,981
Operating lease right-of-use asset	70,451	73,376
Goodwill	8,607	8,607
Other assets	195,560	195,975
Total assets	$687,381	$777,519

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$37,354	$30,942
Accrued payroll and employee benefits	82,561	121,302
Deferred revenues	15,568	18,868
Operating lease liability	6,715	6,890
Total current liabilities	142,198	178,002
Other liabilities	132,523	133,232
Operating lease liability	74,323	75,944
Total liabilities	349,044	387,178

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	386,329	369,747
Accumulated other comprehensive loss	(2,571)	(2,290)
Retained earnings	682,013	668,423
Treasury stock, at cost	(727,500)	(645,605)
Total stockholders' equity	338,337	390,341
Total liabilities & stockholders' equity	$687,381	$777,519

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended April 3, 2026 and April 4, 2025
(unaudited)
(in thousands)

	Quarters Ended
	April 3,	April 4,
	2026	2025

Net Income	$29,569	$26,650

Add back (subtract):

Income taxes	12,770	11,110
Interest income, net	(1,718)	(2,714)
Depreciation and amortization	2,515	2,492

EBITDA (1)	43,136	37,538

Stock-based compensation	9,058	8,179

EBITDAS (1)	$52,194	$45,717

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.